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                                                                    Exhibit 23.1


                          INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Registration Statement on Form S-3 for Central Federal Corporation (Formerly Grand Central Financial Corp.) of our report dated February 19, 2003, on the consolidated balance sheets of Central Federal Corporation as of December 31, 2002 and 2001 and the related consolidated statements of income, statements of changes in shareholders' and cash flows for each of the three years in the period ended December 31, 2002 which report appears in the Annual Report on Form 10-KSB of Central Federal Corporation for the year ended December 31, 2002. We also consent to the reference to our firm under the heading "Experts" in the prospectus, which is a part of this Registration Statement.





                                                  Crowe Chizek and Company LLC


Cleveland, Ohio
November 4, 2003